COMFORCE Operating, Inc.
January 15, 1998
Page 1

                                                                     EXHIBIT 5.1


                            DOEPKEN KEEVICAN & WEISS
                              58th Floor, USX Tower
                                600 Grant Street
                         Pittsburgh, Pennsylvania 15219


                                                              January 15, 1998


COMFORCE Operating, Inc.
2001 Marcus Avenue
Lake Success, New York  11042

Ladies and Gentlemen:

     We have acted as counsel to COMFORCE Operating, Inc., a Delaware corporation ("COI"), in connection with the preparation and filing with the Securities and Exchange Commission of COI's Registration Statement on Form S-4, File No. 333-43341 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $110,000,000 principal amount of COI's 12% Senior Notes due 2007, Series B (the "Notes").

     In connection with the registration, we have examined the following:

     (a) The Certificate of Incorporation and By-laws of COI, each as amended to date;

     (b) The Registration Statement on Form S-4, including the Prospectus which is a part thereof (the "Prospectus"), as filed with the SEC, the Indenture dated as of November 19, 1997 (the "Notes Indenture") between COI, as issuer, and Wilmington Trust Company, as trustee (the "Trustee"), pursuant to which the Notes will be issued, and the form of the Notes;

     (c) Resolutions of the Board of Directors of COI authorizing the issuance and registration of the Notes; and

     (d) Such other documents, records, opinions, certificates and papers as we have deemed necessary or appropriate in order to give the opinions hereinafter set forth.

COMFORCE Operating, Inc.
January 15, 1998
Page 2

     The  opinions   hereinafter   expressed   are  subject  to  the   following
qualifications and assumptions :

     (i) In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of all documents submitted to us as copies to the originals thereof.

     (ii) As to the accuracy of certain factual matters, we have relied on the certificates of officers of COI and certificates, letters, telegrams or statements of public officials.

     Based upon and subject to the foregoing, we are pleased to advise you that it is our opinion that the Notes are duly authorized, and, when duly executed on behalf of COI, authenticated by the Trustee and delivered in accordance with the terms of the Notes Indenture and as contemplated in the Registration Statement, will constitute legal, valid and binding obligations of COI, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name in the Prospectus in connection with the matters referred under the caption "Legal Matters."

                                                  Very truly yours,

                                                  /s/ Doepken Keevican & Weiss

                                                  DOEPKEN KEEVICAN & WEISS
                                                  PROFESSIONAL CORPORATION